EXHIBIT 99.1

PRESS RELEASE

Contact:  James W. McCarty, Jr.
          Vice President and Chief Financial Officer
          540-955-2510
          jmccarty@bankofclarke.com

     EAGLE FINANCIAL SERVICES, INC. ANNOUNCES RECORD THIRD QUARTER EARNINGS
                             AND QUARTERLY DIVIDEND

     Berryville, Virginia, October 16, 2003 -- EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces its fourth quarter dividend and third quarter financial results. The Company's common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

     A dividend of $0.20 per share will be paid on November 14, 2003 to shareholders on record as of November 1, 2003. This represents an increase of $0.03 or 18% over the November 15, 2002 dividend of $0.17 per share. This results in a total dividend of $0.75 per share for 2003 as compared to $0.64 for 2002.

     The Company's net income for the nine months ended September 30, 2003 was $3,002,708. This represents a $321,268 or 12% increase over net income of $2,681,440 for the same period during 2002. Earnings per share were $2.02 and $1.83 for the nine months ended September 30, 2003 and 2002, respectively, which represents an increase of $0.19 or 10%.

     Total assets of the Company as of September 30, 2003 were $339.5 million, which represents an increase of $46.9 or 16% from total assets of $292.6 million as of December 31, 2002.